EXHIBIT 99.1

CONTACT:	May 15, 2006
G. Scott Segler
Chief Financial Officer  (908) 387-1673
SENTIGEN HOLDING CORP. ANNOUNCES FIRST QUARTER RESULTS
Phillipsburg, NJ, May 15, 2006: Sentigen Holding Corp. (Nasdaq: SGHL), today reported results for the quarter ended March 31, 2006. Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
Consolidated Results of Continuing Operations
          Revenues for the three months ended March 31, 2006 were $1,323,754 compared to revenues of $1,761,516 for the three months ended March 31, 2005, a decrease of $437,762 or 25%.
          Sentigen Biosciences. Revenues for the three months ended March 31, 2006 attributable to Sentigen Biosciences were $442,663 compared to revenues of $163,812 for the three months ended March 31, 2005, an increase of $278,851 or 170%. The increase is attributable to a new contract with Merck & Co., Inc. which generated revenues of $184,000 and the contract with Technical Support Working Group (TSWG) which generated revenues of $258,663 for the three months ended March 31, 2006, as compared to revenues of $163,812 during the three months ended March 31, 2005, an increase of $94,851 or 58%.
          CMT. For the three months ended March 31, 2006, revenues attributable to CMT were $881,091, a decrease of 45% when compared to revenues for the three months ended March 31, 2005. The decrease is attributable to the completion in 2005 of two agreements with Merck & Co., Inc.
          Loss from continuing operations for the three months ended March 31, 2006 was $678,488, compared to a loss from continuing operations of $551,228 for the three months ended March 31, 2005, an increase of 23%.
         Sentigen Biosciences. Loss from continuing operations attributable to Sentigen Biosciences for the three months ended March 31, 2006 was $84,345, a 78% reduction when compared to the loss from operations of $380,871 for the three months ended March 31, 2005. The reduction in loss was primarily due to decreased research and development costs and increased revenues.
         CMT. Loss from continuing operations attributable to CMT for the three months ended March 31, 2006 was $159,922 compared to operating income of $296,951 for the three months ended March 31, 2005. The decrease was primarily driven by CMT’s decrease in revenues.

          Corporate. Loss from continuing operations attributable to corporate holding company expenses for the three months ended March 31, 2006 was $519,795. This compares to a loss attributable to corporate holding company expenses of $540,387 for the three months ended March 31, 2005, a decrease of 4%. The decrease is attributed to reduced consulting expenses, executive salaries, and public company expense, offset by increases in professional legal and accounting fees and stock based compensation, due to the adoption of Statement of Financial Accounting Standards No. 123R.
Cash and Working Capital
          At March 31, 2006, the Company had $115,640 in cash and cash equivalents, $12,236,450 in U.S. Treasury Notes, at market value, and $11,232,755 in working capital. This compares to $106,622 in cash and cash equivalents, $13,378,020 in U.S. Treasury Notes, at market value, and $11,846,492 in working capital at December 31, 2005. It should be noted that we will need substantial amounts of additional financing to commercialize the research programs undertaken by us which financing may not be available or if available may not be on reasonable terms.
SENTIGEN HOLDING CORP. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	(Unaudited)
	For the Three Months Ended
	March 31,
	2006	2005
Income statement highlights:

Revenue
CMT	$881,091	$1,597,704
Sentigen Biosciences	442,663	163,812

	1,323,754	1,761,516

Income after direct costs
CMT	463,896	997,102
Sentigen Biosciences	266,068	64,050

	729,964	1,061,152

Operating (loss) income
CMT	(159,922)	296,951
Sentigen Biosciences	(84,345)	(380,871)
Corporate	(519,795)	(540,387)

Operating (loss)	(764,062)	(624,307)

Loss from continuing operations	(678,488)	(551,228)
Income from discontinued operations, net of tax (including gain on disposal of $4,773,810, net of tax of $889,209 for 2005)	—	4,923,322

Net (loss) income	$(678,488)	$4,372,094

Net (loss) income per share information:
Basic and diluted loss per share from continuing operations	$(0.09)	$(0.07)

Basic and diluted net income per share from discontinued operations	$—	$0.66

Basic and diluted net (loss) income per share	$(0.09)	$0.59

Weighted average shares outstanding: Basic and Diluted	7,477,542	7,471,492

	March 31, 2006	December 31, 2005
Balance Sheet Highlights:
Cash and cash equivalents	$115,640	$106,622
U.S. treasury notes	12,236,450	13,378,020
Total current assets	13,297,654	14,531,489
Total assets	14,260,886	15,600,243

Current maturities of long term debt	201,673	191,383
Current liabilities	2,064,899	2,684,997
Long-term debt	587,432	644,490
Total liabilities	2,652,331	3,336,407
Stockholder’s Equity	$11,608,555	$12,263,836
Forward Looking Statements
          This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.
About Sentigen Holding Corp.
          Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
          CMT provides contract research and development services to companies engaged in the drug discovery process in the following areas: molecular and cell biology, gene expression and protein biochemistry, bio-processing, high throughput screening support services, mouse genetics, and cell-based GPCR selectivity profiling. CMT works in cooperation with Sentigen Biosciences to commercialize specific applications of the Tango™ Assay System.
          Sentigen Biosciences has been primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences has initially targeted its Tango™ Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. Sentigen Biosciences is devoting a significant portion of its research effort and resources to the development of a novel molecular profiling system, which the Company through CMT is commercializing. Management intends to continually review the commercial validity of the Tango Assay System, its applicability to functionalizing orphan GPCRs and the prospects of our new novel molecular profiling system in order to make the appropriate decisions as to the best way to allocate our limited resources. While we believe our technology capabilities in the bioscience area are substantial, up to this point, Sentigen Biosciences has incurred substantial operating losses. Although we have completed several pilot research collaborations, we have not entered into any drug discovery or development agreements, nor can any assurance be given that we will be able to do so on terms that are acceptable to us.
          For more information on our companies, please visit their respective websites: http://www.cmt-inc.net and http://www.sentigen.com.